EUROGAS ACQUIRES ADDITIONAL INTEREST IN CANADIAN OIL AND GAS
                    PRODUCER BIG HORN RESOURCES

  New York, NY - April 16, 1999 - EuroGas, Inc. ("EuroGas", or the "Company") announces that it has acquired an additional 5,600,000 shares of Big Horn Resources Ltd. ("Big Horn"), a publicly held Canadian oil and gas producer. Together with 8,500,000 shares of Big Horn previously acquired by EuroGas, EuroGas now holds an aggregate of 14,100,000 shares of Big Horn, representing in excess of 50% of the common shares currently outstanding in Big Horn (assuming 28,122,191 shares outstanding). The total cost of the additional shares was $4,368,000 Canadian dollars.
  Big Horn Resources Ltd. is a Calgary, Alberta based oil and gas producer whose current production is approximately 900 barrels of oil equivalent ("boe") per day, with a gas to oil mix of approximately 50:50. As at December 31, 1998, Big Horn had combined total proved and probable reserves in excess of 2.7 million boe.
  EuroGas has acquired the common shares of Big Horn for investment purposes. Although the Company has no immediate plans to consider a business combination proposal, it may consider such a combination in the future. EuroGas may make further purchases of Big Horn through open market transactions or through private placements..
  EuroGas controls methane gas concessions in Poland and has oil and gas exploration and development joint ventures in Canada, Poland, the Slovak Republic, Ukraine, and in the Sakha Republic. EuroGas, Inc. common stock is traded on the OTC Bulletin Board under the symbol EUGS, and on the Frankfurt, Berlin, Munich, and Hamburg Stock Exchanges under the symbols, EUG.F, EUG.B, EUG.M, and EUG.H, respectively.
  For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see EuroGas' 1998 annual report on Form 10-KSB and other SEC reports.
  For further information
  In North America, contact: Philippe Niemetz or Walter DeCanio
  (212) 785-2626
  1-888-EUROGAS
  Email: ir@eugs.com
  In Europe, contact: Ingo Soriano-Eupen
  (49) 221-925-9920
  Email: info@wdse.de


  This press release contains certain forward-looking statements and information relating to the Company that is based on the beliefs of management as well as assumptions made by and information currently available to management. When used in this document, the words, "anticipate", "believe", "estimate", "expect" and "intend" and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements reflect the current view of the Company reflecting future events and are subject to certain risks, uncertainties and assumptions including the risks and uncertainties noted. Should one or more of these risks materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those described as anticipated, believed, estimated, expected or intended. For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see EuroGas' Form 10-KSB. This press release contains references to certain past events, which have been discussed in previous news releases and regulatory filings. For information contained in previous news releases please refer to EuroGas' Website http://www.eugs.com. For regulatory filings please refer to EDGAR.